AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFICIENT, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Perficient, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.That the name of the Corporation is Perficient, Inc., and that the Corporation was originally incorporated pursuant to the DGCL on May 3, 1999, under the name Perficient, Inc. with the filing of its original Certificate of Incorporation with the Secretary of State of Delaware (“Certificate of Incorporation”), which was amended pursuant to amendments filed with the Secretary of State of Delaware on October 2, 2002, November 22, 2005, and June 21, 2017, respectively.

2.That the Board of Directors of the Corporation duly adopted resolutions on February 21, 2023, proposing and declaring advisable that the Corporation’s Certificate of Incorporation be amended and restated as set forth on Exhibit A hereto (the “A&R Certificate of Incorporation”).

3.That thereafter, pursuant to a resolution of its Board of Directors, the 2023 Annual Meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the A&R Certificate of Incorporation.

4.That the A&R Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL, has been duly approved by vote of the stockholders of the Corporation and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

IN WITNESS WHEREOF, Perficient, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 7th day of June, 2023.

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFICIENT, INC.

ARTICLE I

The name of this Corporation shall be Perficient, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

[Reserved]

ARTICLE V

A. AUTHORIZED SHARES. The aggregate number of shares that the Corporation shall have authority to issue is 108,000,000 divided into (i) 100,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (ii) 8,000,000 of which shall be Preferred Stock, par value $0.001 per share.

B. COMMON STOCK. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C. PREFERRED STOCK. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of

Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

a.the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

b.whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

c.the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

d.whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

e.whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

f.the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

g.any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE VI

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, in any action by or in right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ARTICLE VII

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

Effective upon the closing of the initial public offering of the corporation's capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.